SCHEDULE 14A INFORMATION
                       Proxy Statement Pursuant to Section 14(a) of the
                                Securities Exchange Act of 1934

Filed by Registrant:                        [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
                                         Only as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12


-------------------------------------------------------------------------------
                                NL INDUSTRIES, INC.

               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which the filing fee is calculated and state how it was determined):

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

[  ]  Fee paid previously with preliminary materials.

[  ]  Check  box  if any part of the fee is offset as provided  by Exchange  Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

      2)  Form, Schedule or Registration Statement No.:

      3)  Filing Party:

      4)  Date Filed:

                             NL Industries, Inc.
                      16825 Northchase Drive, Suite 1200
                             Houston, Texas 77060



                                March 31, 1997



Dear Shareholder:

      You are cordially invited to attend the 1997 Annual Meeting of Shareholders of NL Industries, Inc., which will be held on Wednesday, May 7, 1997, at 10:00 a.m. (C.D.T.) at the offices of Valhi, Inc. located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. In addition to the matters to be acted upon at the meeting, which are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, we will update you on the Company. I hope that you will be able to attend.

      Whether or not you plan to be at the meeting, please complete, date, sign and return the proxy card or voting instruction form enclosed with this Proxy Statement promptly so that your shares are represented at the Meeting and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the Meeting, will be held in confidence by the Inspector of Election for the meeting in accordance with NL's By-laws.


                                          Sincerely,





                                          J. Landis Martin
                                          President and Chief Executive Officer

                              NL Industries, Inc.
                      16825 Northchase Drive, Suite 1200
                             Houston, Texas 77060

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held May 7, 1997

To the Shareholders of NL Industries, Inc.:

      NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of NL Industries, Inc., a New Jersey corporation (the "Company" or "NL"), will be held on Wednesday, May 7, 1997, at 10:00 a.m. (C.D.T.) at the offices of Valhi, Inc. located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

      1. To elect seven directors to serve until the 1998 Annual Meeting of Shareholders and until their successors are duly elected and qualified; and

      2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

      The Board of Directors of the Company set the close of business on March 19, 1997 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only holders of record of NL's common stock, $.125 par value per share ("Common Stock"), at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. The Company's stock transfer books will not be closed following the Record Date.

      You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and mail the enclosed proxy card or voting instruction form promptly so that your shares may be represented and voted at the Annual Meeting. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement. If you choose, you may vote in person at the Annual Meeting even though you previously submitted your proxy.

                                By order of the Board of Directors,



                                David B. Garten
                                Vice President, Secretary and General Counsel


Houston, Texas
March 31, 1997

                               NL Industries, Inc.
                       16825 Northchase Drive, Suite 1200
                              Houston, Texas 77060

                            ------------------------
                                 PROXY STATEMENT
                            ------------------------


                               GENERAL INFORMATION

      This Proxy Statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of NL Industries, Inc., a New Jersey corporation (the "Company" or "NL"), for use at the Company's 1997 Annual Meeting of Shareholders to be held at 10:00 a.m. (C.D.T.) on Wednesday, May 7, 1997, at the offices of Valhi, Inc. located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card or voting instruction form were first mailed to the holders of the Company's common stock, $.125 par value per share ("Common Stock"), on or about April 4, 1997.


                            PURPOSE OF ANNUAL MEETING

      At the Annual Meeting, shareholders of the Company will consider and vote upon (i) the election of seven directors to serve until the Company's 1998 Annual Meeting of Shareholders and until their successors are duly elected and qualified, and (ii) such other business as may properly come before the Annual Meeting. The Company is not aware of any business to come before the Annual Meeting other than the election of directors.


                  QUORUM AND VOTING RIGHTS; PROXY SOLICITATION

      The presence in person or by proxy of the holders of a majority of the votes represented by the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the conduct of business at the Annual Meeting. Director nominees will be elected by a plurality of the votes cast. Except as may be provided in the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), any other matter that may be submitted to a shareholder vote will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares of Common Stock that are voted to abstain from business coming before the Annual Meeting and broker/nominee non-votes will be counted as being in attendance at the Annual Meeting for purposes of determining whether a quorum is present, but will not be counted as votes for or against any matter coming before the Annual Meeting. The accompanying proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors. Because director nominees must receive a plurality of the votes cast at the Annual Meeting, a vote withheld from a particular nominee will not affect the election of that nominee.

      The record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 19, 1997 (the "Record Date"). As of the Record Date, there were issued and outstanding 51,144,014 shares of Common Stock, each of which is entitled to one vote on all matters that come before the Annual Meeting. Valhi, Inc. ("Valhi"), a diversified company engaged in the chemicals, component products and waste management industries, and Tremont Corporation ("Tremont"), a holding company engaged in the titanium metals and chemicals industries, held approximately 56% and 18%, respectively, of the outstanding shares of the Common Stock as of the Record Date and have indicated their intention to have their shares represented at the Annual Meeting. Both Valhi and Tremont are affiliates of Contran Corporation ("Contran"). See "Security Ownership" and

"Election of Directors." If the shares of Common Stock held by Valhi and Tremont together or the shares of Common Stock held by Valhi alone are represented at the Annual Meeting, a quorum will be present.

      All shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted (i) "FOR" the election of the seven nominees for director, and (ii) in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting. Any holder of Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (i) filing with the Company's Secretary written revocation of his or her proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. Attendance by a shareholder at the Annual Meeting will not in itself revoke his or her proxy.

      This proxy solicitation is made by and on behalf of the Board. Solicitation of proxies for use at the Annual Meeting may be made by mail, telephone or in person, by directors, officers and regular employees of the Company. Such persons will receive no additional compensation for any solicitation activities. The Company will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such entities, and the Company will, upon the request of such record holders, reimburse reasonable forwarding expenses. The costs of preparing, printing, assembling and mailing the Proxy Statement, proxy card or voting instruction form and all materials used in the solicitation of proxies from shareholders of the Company, and all clerical and other expenses of such solicitation, will be borne by the Company.

      First Chicago Trust Company of New York ("First Chicago"), the transfer agent and registrar for the Common Stock, has been appointed by the Board to serve as inspector of election (the "Inspector of Election") to determine the number of shares of Common Stock represented and voted at the Annual Meeting. All proxies and ballots delivered to First Chicago shall be kept confidential by First Chicago in accordance with the terms of the Company's By-laws.


      IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE "FOR" THE ELECTION OF ALL SEVEN NOMINEES FOR DIRECTOR IDENTIFIED BELOW UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE BOARD, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS. VALHI AND TREMONT, WHICH HOLD APPROXIMATELY 56% AND 18%, RESPECTIVELY, OF THE OUTSTANDING COMMON STOCK, HAVE INFORMED THE COMPANY THAT THEY INTEND TO VOTE THEIR SHARES IN FAVOR OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT. VALHI'S AND TREMONT'S VOTES TOGETHER, OR VALHI'S VOTES ALONE, ARE SUFFICIENT TO ELECT ALL SEVEN NOMINEES.


                              ELECTION OF DIRECTORS

      The Certificate provides for a Board of Directors consisting of not less than seven and not more than seventeen persons, as such number is determined from time to time by a majority of the entire Board. The Board has determined that it shall consist of seven members.

      At the Annual Meeting, holders of Common Stock will be asked to elect seven nominees to the Board, each to serve for a one year term ending at the 1998 Annual Meeting of Shareholders or until his successor shall have been elected and qualified or until his earlier resignation, removal or death. All of the nominees are currently directors of the Company and have agreed to serve if elected.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES IDENTIFIED BELOW.


Nominees for Director

      The information provided below has been provided by the respective nominees for election as directors for a term expiring at the 1998 Annual Meeting of Shareholders of the Company. Each of the following nominees for election is currently a director of the Company whose term expires at the Annual Meeting.

      JOSEPH S. COMPOFELICE, age 47, has been Vice President and Chief Financial Officer of NL since 1994, and a director of NL since 1995. Mr. Compofelice has served as Executive Vice President of Valhi and Vice President and Chief Financial Officer of Tremont since 1994. Since February 1996, Mr. Compofelice also has served as Vice President, Chief Financial Officer and, except for a period from March 1996 to July 1996, a director of Titanium Metals Corporation ("TIMET"), an integrated producer of titanium metals products which is 30% owned by Tremont. From prior to 1992 to 1993, Mr. Compofelice served as Vice President and Chief Financial Officer of Baroid Corporation ("Baroid"), a company engaged in the petroleum services industry which was acquired by Dresser Industries, Inc. ("Dresser") in January 1994.

      J. LANDIS MARTIN, age 51, has been President and Chief Executive Officer of NL since 1987, and a director of NL since 1986. He has served as Chairman of the Board, President and Chief Executive Officer of Tremont since prior to 1992. Mr. Martin also has served as Chairman of the Board of TIMET since prior to 1992, Chief Executive Officer of TIMET since 1995, and President of TIMET from January 1995 to February 1996. From prior to 1992 to 1994, Mr. Martin also served as Chairman of the Board, Chief Executive Officer, and a director of Baroid. Mr. Martin is a director of Dresser and of Apartment Investment and Management Corporation, a real estate investment trust.

      KENNETH R. PEAK, age 51, has been a director of NL since 1989. Since prior to 1992, Mr. Peak has been President of Peak Enernomics, Inc., an energy industry consulting firm. Mr. Peak serves as a director of AMERAC Energy Corporation, an oil and gas exploration company. He serves as Chairman of NL's Audit Committee and Management Development and Compensation Committee and is a member of NL's Nominations Committee.

      GLENN R. SIMMONS, age 69, has been a director of NL since 1986. Mr. Simmons is Chairman of the Board of Keystone Consolidated Industries, Inc. ("Keystone"), a wire products, industrial wire and steel rod products company. Since prior to 1992, Mr. Simmons has been Vice Chairman of the Board of Valhi and Contran, a diversified holding company which directly and through related entities holds approximately 92% of the outstanding common stock of Valhi and 38% of the outstanding common stock of Keystone. Mr. Simmons is also a director of Tremont and Vice Chairman of the Board and a director of Valcor, Inc. ("Valcor"), a wholly-owned subsidiary of Valhi engaged in the component products industry. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1969. He serves as Chairman of NL's Nominations Committee. He is a brother of Harold C. Simmons.

      HAROLD C. SIMMONS, age 65, has been a director of NL since 1986 and Chairman of the Board of NL since 1987. He has been Chairman of the Board and Chief Executive Officer of Valhi and Contran since prior to 1992 and has been President of Valhi and Contran since 1994. Mr. Simmons is also a director of Tremont and Chairman of the Board, President and Chief Executive Officer of Valcor. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1964. He is a brother of Glenn R. Simmons.

      LAWRENCE  A.  WIGDOR,  age 55,  has been a  director  and  Executive  Vice
President of NL since 1992. Dr. Wigdor has been President and Chief Executive Officer of Kronos, Inc. ("Kronos") and President and Chief Executive Officer of Rheox, Inc. ("Rheox"), each a wholly-owned subsidiary of NL, since prior to 1992.

      ELMO R. ZUMWALT, JR., age 76, has been a director of NL since 1987. He is a retired United States

Navy Admiral and served as Chief of Naval Operations and a member of the Joint Chiefs of Staff from 1970 to 1974. He has been President of Admiral Zumwalt & Consultants, Inc., a Washington-based consulting firm, since prior to 1992. Admiral Zumwalt is a director of Magellan Aerospace Corporation, Dallas Semiconductor Corporation, and IDT Corporation. He is also Chairman of the International Consortium for Research on the Health Effects of Radiation, Chairman of the Marrow Foundation and Chairman of the Ethics and Public Policy Center and a member of the President's Foreign Intelligence Advisory Board. Admiral Zumwalt is a member of NL's Management Development and Compensation Committee, Audit Committee, and Nominations Committee.

      For information  concerning legal  proceedings to which certain  directors
are  parties  and  other  matters,   see  "Certain   Litigation"   and  "Certain
Relationships and Transactions."


                             MEETINGS AND COMMITTEES

      The Board held four meetings and took action by written consent in lieu of a meeting on four occasions in 1996. Each of the directors participated in more than 75% of the total number of meetings of the Board and committees on which he served that were held during 1996, and each of the directors executed all written consents of the Board during the year.

      The Board has established three standing committees, an Audit Committee, a Management Development and Compensation Committee and a Nominations Committee, all of which are composed entirely of individuals who are not employees of the Company. As described below, the Stock-Based Compensation Committee, which was established by the Board in February 1996, was terminated by the Board in October 1996 following changes in the rules of the Securities and Exchange Commission (the "Commission").

      Audit Committee. The principal responsibilities of the Audit Committee are to recommend to the Board the selection of the firm of independent auditors; to review the plan and results of the independent audit engagement, the program for internal auditing, the system of internal accounting controls and the internal audit results; to review and approve the professional services provided by the independent auditors; and to direct and supervise special audit inquiries. The Committee held two meetings in 1996. The current members of the Audit Committee are Mr. Peak, Chairman, and Admiral Zumwalt.

      Management Development and Compensation Committee. The principal responsibilities of the Management Development and Compensation Committee are to review and make recommendations regarding executive compensation policies and periodically review and approve or make recommendations with respect to matters involving executive compensation, to take action or to review and make recommendations to the Board regarding employee benefit plans or programs, and to serve as a counseling committee to the Chief Executive Officer regarding matters of key personnel selection, organization strategies and such other matters as the Board may from time to time direct. Except for the period from February 1996 to October 1996, the Management Development and Compensation Committee also has been responsible for reviewing and approving stock option and other stock-based compensation awards under the Company's incentive plans. The Management Development and Compensation Committee held two meetings and took action by written consent in lieu of a meeting on three occasions in 1996. Its current members are Mr. Peak, Chairman, and Admiral Zumwalt.

      Stock-Based Compensation Committee. The Stock-Based Compensation Committee existed from February 1996 to October 1996. Its principal responsibility was to review and approve stock options or other stock-based compensation awards under the Company's incentive plans. The Stock-Based Compensation Committee held one meeting in 1996. Its members were Mr. Peak, Chairman, Admiral Zumwalt and General Thomas P. Stafford. General Stafford served as a member of the Management Development and Compensation Committee in 1995 and until he became a member of the Stock-Based Compensation Committee in February 1996. Except for a period in 1986, General Stafford served as a director of NL from 1984 to 1989. General Stafford currently serves as a director of Tremont and TIMET.

      Nominations Committee. The principal responsibilities of the Nominations Committee are to review and make recommendations to the Board regarding such matters as the size and composition of the Board and criteria for director nominations, director candidates, the term of office of directors, and such other related matters as the Board may request from time to time. The Nominations Committee held one meeting in 1996. The current members of the Nominations Committee are Mr. Glenn Simmons, Chairman, Admiral Zumwalt and Mr. Peak. The Nominations Committee made its recommendations to the Board of Directors with respect to the election of directors at the Annual Meeting. The Nominations Committee will consider recommendations by shareholders of the Company with respect to nominees for election as director if such recommendations are submitted in writing to the Secretary of the Company and received not later than December 31 of the year prior to the next annual meeting of shareholders, and are accompanied by a full statement of qualifications and confirmation of the recommended nominees' willingness to serve.

      The Board has previously established, and from time to time may establish, other committees to assist it in discharging its responsibilities.

                        EXECUTIVE OFFICERS OF THE COMPANY

      Set forth below is certain information relating to the current executive officers of the Company. Biographical information with respect to Messrs.
Simmons, Martin and Compofelice and Dr. Wigdor is set forth above under "Election of Directors."


             Name                   Age            Position(s)

  Harold C. Simmons.............     65    Chairman of the Board

  J. Landis Martin..............     51    President and Chief Executive Officer

  Dr. Lawrence A. Wigdor........     55    Executive Vice President; President and Chief
                                           Executive Officer of Kronos and Rheox

  Joseph S. Compofelice.........     47    Vice President and Chief Financial Officer

  Susan E. Alderton.............     45    Vice President and Treasurer

  David B. Garten...............     45    Vice President, General Counsel and Secretary

  Dennis G. Newkirk.............     46    Vice President and Controller

      Susan E. Alderton has been Vice President and Treasurer of the Company since prior to 1992. Ms. Alderton has been a director of Tremont since prior to 1992.

      David B. Garten has been Vice President, General Counsel and Secretary of the Company since prior to 1992. From prior to 1992 to 1993, Mr. Garten served as Vice President and General Counsel of Tremont and since prior to 1992 has served as Assistant Secretary of Tremont.

      Dennis G. Newkirk has been Vice President and Controller of the Company since prior to 1992.

                               SECURITY OWNERSHIP

      Ownership of NL Common Stock. The following table and accompanying notes set forth as of the Record Date the beneficial ownership, as defined by regulations of the Commission, of Common Stock held by (a) each person or group of persons known by NL to beneficially own more than 5% of the outstanding shares of Common Stock, (b) each director or nominee for director of NL, (c) each executive officer of NL listed on the Summary Compensation Table below, and
(d) all executive officers and directors of NL as a group. See note (3) below for information concerning individuals and entities which may be deemed to indirectly beneficially own those shares of Common Stock directly beneficially held by Valhi and Tremont, as reported in the table below. No securities of NL's subsidiaries are beneficially owned by any director, nominee for director, or officer of NL. Information concerning ownership of equity securities of NL's parent companies is contained in note (3) below and the table under the caption "Ownership of Valhi and Tremont Common Stock" below. All information is taken from or based upon ownership filings made by such persons with the Commission or information provided by such persons to NL.


                                                                 NL Common Stock
                                           ------------------------------------------------
         Name of                           Amount and Nature of                   Percent
   Beneficial Owner                        Beneficial Ownership(1)              of Class(2)
   ----------------                        -----------------------              -----------

Valhi, Inc.                                         28,416,910(3)                55.6%
   Three Lincoln Centre
   5430 LBJ Freeway
   Suite 1700
   Dallas, TX 75240
Tremont Corporation                                  9,064,780(3)                17.7%
   1999 Broadway
   Suite 4300
   Denver, CO 80202
Joseph S. Compofelice                                  123,240(4)                  --
J. Landis Martin                                       917,626(5)                 1.8%
Kenneth R. Peak                                          6,825(6)                  --
Glenn R. Simmons                                         6,800(3)                  --
Harold C. Simmons                                       69,475(3)(7)               --
Dr. Lawrence A. Wigdor                                 451,498(8)                  --
Admiral Elmo R. Zumwalt, Jr.                             4,400(9)                  --
Susan E. Alderton                                      147,491(10)
David B. Garten                                        222,937(11)                 --
All directors and executive officers
   of the Company as a group
   (10 persons)                                      2,123,880(3)(4)(5)(6)(7)(8)  4.2%
                                                              (9)(10)(11)(12)

---------

(1)   All beneficial ownership is sole and direct unless otherwise noted.

(2)   No percent of class is shown for holdings of less than 1%.

(3) Valhi Group, Inc. ("VGI"), National City Lines, Inc. ("National") and Contran are the holders of approximately 74.9%, 10.0% and 6.9%, respectively, of the outstanding common stock, $.01 par value per share, of Valhi, Inc. (the "Valhi Common Stock"). VGI, National and Contran hold approximately 35.2%, 4.7% and 3.2%, respectively, of the outstanding common stock, $1.00 par value per share, of Tremont (the "Tremont Common Stock"). In addition, NL and Valmont hold 0.5% and 0.4% of Tremont Common Stock. National, NOA, Inc.

      ("NOA") and Dixie Holding Company ("Dixie Holding") are the holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of approximately 88.7% and 54.3% of the outstanding common stock of Southwest and Dixie Rice, respectively. Substantially all of Contran's outstanding voting stock is held by two trusts established for the benefit of Harold C. Simmons' children and grandchildren (the "Trusts"), of which Harold C. Simmons is the sole trustee. As sole trustee of the Trusts, Harold C. Simmons has the power to vote and direct the disposition of the shares of Contran common stock held by each of the Trusts. Mr. Simmons, however, disclaims beneficial ownership of such Contran shares.

      The Combined Master Retirement Trust (the "Master Trust") holds less than 1% of the outstanding shares of Valhi Common Stock and Tremont Common Stock. The Master Trust was formed to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies. Harold C. Simmons is the sole trustee of the Master Trust and the sole member of the trust investment committee for the Master Trust. The trustee and members of the trust investment committee for the Master Trust are selected by Valhi's Board of Directors. Harold C. Simmons and Glenn R. Simmons are members of Valhi's Board of Directors and are participants in one or more of the employee benefit plans which invest through the Master Trust. Each of such persons, however, disclaims beneficial ownership of the shares of Valhi Common Stock and Tremont Common Stock held by the Master Trust, except to the extent of his individual vested beneficial interest in the assets held by the Master Trust.

      Harold C. Simmons is Chairman of the Board of NL and Chairman of the Board, President and Chief Executive Officer of Contran, Dixie Holding, NOA, National, VGI and Valhi. Mr. Simmons is also Chairman of the Board and Chief Executive Officer of Dixie Rice and Southwest, and a director of Tremont. By virtue of the holding of such offices, the stock ownership and his service as trustee, all as described above, (a) Mr. Simmons may be deemed to control such entities, and (b) Mr. Simmons, and certain of such entities may be deemed to possess indirect beneficial ownership of the Common Stock directly beneficially owned by Valhi and Tremont and the shares of Valhi Common Stock and Tremont Common Stock held by Contran and its subsidiaries. However, Mr. Simmons disclaims beneficial ownership of the shares of Common Stock, Valhi Common Stock and Tremont Common Stock beneficially owned, directly and indirectly, by such entities.

      The shares of Valhi Common Stock described above as owned by Contran include approximately 0.2% of the outstanding Valhi Common Stock directly held by the Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2"). NationsBank of Texas, N.A. serves as trustee of the CDCT No. 2 (the "Trustee"). The shares of Tremont Common Stock described above as owned by Contran include approximately 2.1% of the outstanding Tremont Common Stock directly held by the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Under the terms of the CDCT No. 2, Contran (i) retains the sole power to vote the Valhi Common Stock and Tremont Common Stock held by the CDCT No. 2, (ii) shares dispositive power over such shares with the Trustee, and (iii) may be deemed the indirect beneficial owner of such shares.

(4) The shares of Common Stock shown as beneficially owned include (i) 87,000 shares of Common Stock which Joseph S. Compofelice has the right to acquire by exercise of options within 60 days of the Record Date under the 1989 Long Term Performance Incentive Plan of NL Industries, Inc. (the "Incentive Plan"), (ii) 5,240 shares credited to Mr. Compofelice's account under the NL Industries, Inc. Retirement Savings Plan (the "Savings Plan"), and (iii) 30,000 shares held by Mr. Compofelice and his wife as joint tenants.

(5) The shares of Common Stock shown as beneficially owned include (i) 835,288 shares of Common Stock which J. Landis Martin has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plan or predecessor plans, and (ii) 11,673 shares credited to Mr. Martin's account under the Savings Plan.

(6) The shares of Common Stock shown as beneficially owned include (i) 3,000 shares of Common Stock which Kenneth R. Peak has the right to acquire by exercise of options within 60 days of the Record Date pursuant to the NL Industries, Inc. 1992 Non-Employee Director Stock Option Plan (the "Director Plan"), and (ii) 21 shares of Common Stock held by Mr. Peak's wife with respect to which Mr. Peak disclaims beneficial ownership.

(7) The shares of Common Stock shown as beneficially owned by Harold C. Simmons constitute shares held by Mr. Simmons' wife with respect to which beneficial ownership is disclaimed by Mr. Simmons.

(8) The shares of Common Stock shown as beneficially owned include 381,998 shares of Common Stock which Dr. Lawrence A. Wigdor has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plan.

(9) The shares of Common Stock shown as beneficially owned include 4,000 shares of Common Stock which Admiral Elmo R. Zumwalt, Jr. has the right to acquire by exercise of options within 60 days of the Record Date pursuant to the Director Plan.

(10) The shares of Common Stock shown as beneficially owned include (i) 107,382 shares of Common Stock which Susan E. Alderton has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plan, and (ii) 11,858 shares credited to Ms. Alderton's account under the Savings Plan.

(11) The shares of Common Stock shown as beneficially owned include (i) 178,000 shares of Common Stock which David B. Garten has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plan, and (ii) 14,937 shares credited to Mr. Garten's account under the Savings Plan.

(12) In addition to the foregoing, the shares of Common Stock shown as beneficially owned by the directors and executive officers as a group include (i) 128,000 shares of Common Stock which the remaining executive officer of the Company has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plan or predecessor plans, and (ii) 14,588 shares credited to such executive's account under the Savings Plan.

      Ownership of Valhi and Tremont Common Stock. The following table and accompanying notes set forth as of the Record Date (i) the beneficial ownership, as defined above, of Valhi Common Stock held by (a) each director or nominee for director of NL, (b) each executive officer of NL listed in the Summary Compensation Table below, and (c) all executive officers and directors of NL as a group, and (ii) the beneficial ownership, as defined above, of Tremont Common Stock held by (a) each director or nominee for director of NL, and (b) each executive officer of NL listed in the Summary Compensation Table below, and (c) all executive officers and directors of NL as a group. See note (3) to the table following the caption "Ownership of NL Common Stock" above, for information concerning individuals and entities who may be deemed to indirectly beneficially own those shares of Common Stock directly beneficially held by Tremont and Valhi. Except as described in note (3) above and the table below and the accompanying notes, no equity securities of NL's parent companies are beneficially owned by any director, nominee for director or executive officer of NL. All information is taken from or based upon ownership filings made by such persons with the Commission or information provided by such persons to NL.


                                                   Tremont Common Stock                   Valhi Common Stock
                                            -------------------------------     --------------------------------------

                                            Amount and                          Amount and
                                            Nature of                           Nature of
            Name of                         Beneficial           Percent        Beneficial                 Percent
      Beneficial Owner                      Ownership(1)       of Class (2)     Ownership (1)            of Class (2)
      ----------------                      ------------       ------------     -------------            ------------

Joseph S. Compofelice                        25,000(3)              --             30,000(9)(10)              --
J. Landis Martin                            190,918(4)             2.5%           345,000(10)                 --
Kenneth R. Peak                                 -0-                 --                 -0-                    --
Glenn R. Simmons                                534(5)              --            693,683(5)(10)(11)          --
Harold C. Simmons                             3,747(5)(6)           --            730,383(5)(10)(12)          --
Dr. Lawrence A. Wigdor                           -0-                --                 -0-                    --
Admiral Elmo R. Zumwalt, Jr.                     -0-                --                 -0-                    --
David B. Garten                              11,000(7)              --                 -0-                    --
Susan E. Alderton                            12,189(8)              --                 -0-                    --
All directors and executive
   officers of the Company                  243,388(3)(4)(5)       3.2%         1,794,066(5)(10)             1.6%
   as a group (10 persons)                         (6)(7)(8)                             (11)(12)

---------

(1)   All beneficial ownership is sole and direct unless otherwise noted.

(2) No percent of class is shown for holdings of less than 1%. For purposes of calculating the percent of class owned 1,186,200 shares (1.0%) of Valhi Common Stock held by NL and 1,000,000 shares (.8%) of Valhi Common Stock held by Valmont Insurance Company ("Valmont"), a wholly-owned subsidiary of Valhi, are excluded from the amount of Valhi Common Stock outstanding pursuant to Delaware law.

(3)   The shares of Tremont Common Stock shown as  beneficially  owned by Joseph
      S. Compofelice include (i) 15,000 shares which Mr. Compofelice has the right to acquire by exercise of options within 60 days of the Record Date under the 1988 Long Term Performance Incentive Plan of Tremont (the "Tremont Incentive Plan"), and (ii) 10,000 shares held by Mr. Compofelice and his wife as joint tenants.

(4) The shares of Tremont Common Stock shown as beneficially owned by J. Landis Martin include 60,000 shares of Tremont Common Stock which Mr. Martin has the right to acquire by exercise of options within 60 days of the Record Date under the Tremont Incentive Plan, and 510 shares held by the trustee for the benefit of Mr. Martin under the Savings Plan. Such shares include 2,300 shares held by Mr. Martin's wife, 1,900 shares held by the Martin Children's Trust No. II for which Mr. Martin is the sole trustee and 100 shares held by Mr. Martin's daughter, with respect to all of which beneficial ownership is disclaimed by Mr. Martin.

(5)   See note (3) to the table following "Ownership of NL Common Stock" above.

(6)   The shares of Tremont Common Stock shown as  beneficially  owned by Harold
      C. Simmons consist of shares held by Mr. Simmons' wife with respect to which beneficial ownership is disclaimed by Mr. Simmons.

(7) The shares of Tremont Common Stock shown as beneficially owned by David B. Garten include 10,500 shares which Mr. Garten has the right to acquire by exercise of options within 60 days of the Record Date under the Tremont Incentive Plan.

(8) The shares of Tremont Common Stock shown as beneficially owned by Susan E. Alderton include 9,886 shares which Ms. Alderton has the right to acquire by exercise of options within 60 days of the Record Date under the Tremont Incentive Plan, and 11 shares held for the benefit of Ms. Alderton under the Savings Plan.

(9) Includes 10,000 shares of Valhi Common Stock held by Joseph S. Compofelice and his wife as joint tenants.

(10) Includes shares of Valhi Common Stock registered in such person's name which are restricted. Also included are shares that such person or group could acquire upon the exercise of stock options within 60 days of the Record Date. During such 60-day period, options for 650,000 shares of Valhi Common Stock are exercisable by Harold C. Simmons, options for 640,000 shares of Valhi Common Stock are exercisable by Glenn R. Simmons, options for 300,000 shares of Valhi Common Stock are exercisable by J. Landis Martin, options for 20,000 shares of Valhi Common Stock are exercisable by Joseph S. Compofelice, and options for 20,000 shares of Valhi Common Stock are exercisable by the remaining executive officer of the Company, all of which shares are included in the amount outstanding for purposes of calculating the percent of class owned by such persons.

(11) Includes 4,383 shares of Valhi Common Stock held in Glenn R. Simmon's individual retirement account, 1,000 shares of Valhi Common Stock held by Mr. Simmon's wife in trust for the benefit of their daughter, 3,000 shares held by Mr. Simmons' wife, and 800 shares held in a retirement account for Mr. Simmon's wife, with respect to all of which beneficial ownership is disclaimed by Mr. Simmons.

(12) Includes 77,000 shares of Valhi Common Stock held by Harold C. Simmons' wife, with respect to which beneficial ownership is disclaimed by Mr. Simmons.


      The Company understands that Valhi, Tremont and related entities may consider acquiring or disposing of shares of Common Stock through open-market or privately-negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of the Common Stock in the market, an assessment of the business of and prospects for the Company, financial and stock market conditions and other factors deemed relevant by such entities. The Company does not presently intend, and understands that neither Valhi nor Tremont presently intends, to engage in any transaction or series of transactions which would result in the Common Stock becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended, or ceasing to be traded on a national securities exchange.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors, and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission, the New York Stock Exchange, the Pacific Stock Exchange and the Company. Based solely on a review of copies of the Section 16(a) reports furnished to the Company and written representations by certain reporting persons, the Company believes that all of the Company's executive officers, directors and greater than 10% beneficial owners filed on a timely basis all reports required during and with respect to the fiscal year ended December 31, 1996.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                              AND OTHER INFORMATION

Compensation of Directors

      During 1996, fees were paid to each director who was not an employee of the Company or a subsidiary of the Company. Fees consist of an annual retainer of $15,000, payable in quarterly installments, plus an attendance fee of $750 for each meeting of the Board or a committee at which the director is present. Such directors also receive a fee of $750 per day for each day spent on NL business at the request of the Board or the Chairman of the Board, other than the day of Board or committee meetings. Directors are reimbursed for reasonable expenses incurred in attending Board of Directors and committee meetings. If any director who is not an officer or employee of NL or any subsidiary or affiliate of NL dies while in active service, his designated beneficiary or estate will be entitled to receive a life insurance benefit equal to the annual retainer then in effect. Current directors receiving fees for serving on the Board of Directors in 1996 were Messrs. Peak,
G. Simmons, H. Simmons, and Admiral Zumwalt. See "Certain Relationships and Transactions."


      In 1996, Admiral Zumwalt and Mr. Peak were each granted an option pursuant to the Director Plan (as defined above) to purchase 1,000 shares of Common Stock at an exercise price of $14.625 per share, representing the last reported sales price of Common Stock on the New York Stock Exchange Composite Tape on the date of grant. Options granted under the Director Plan become exercisable one year after the date of grant and expire on the fifth anniversary following the date of grant.


Summary of Cash and Certain Other Compensation of Executive Officers

      The Summary Compensation Table set forth below provides certain summary information concerning annual and long-term compensation paid or accrued by the Company to or on behalf of its Chief Executive Officer and each of its other four most highly compensated executive officers for services rendered during the years ended December 31, 1996, 1995 and 1994.



                                                           SUMMARY COMPENSATION TABLE



                                                                                         Long Term
                                       Annual Compensation (1)                        Compensation (1)
                                       -----------------------                        ----------------
                                                                                           Awards
                                                                                           ------
                                                                                                 Securities
Name and                                                                       Restricted        Underlying          All Other
Principal Position           Year           Salary             Bonus (2)      Stock Awards        Options          Compensation
------------------           ----           ------             ---------      ------------       ---------         ------------
                                              ($)                 ($)            (5)($)             (#)               (6)($)
J. Landis Martin             1996           400,000               -0-              -0-             45,000              85,000
President and Chief          1995           400,000            600,000             -0-                -0-              94,000
Executive Officer (3)        1994           400,000            600,000             -0-            195,000               9,000
Dr. Lawrence A. Wigdor       1996           550,000               -0-              -0-             36,000             126,885
Executive Vice President     1995           550,000            825,000             -0-                -0-             120,414
                             1994           450,000            675,000          532,500           100,000              12,357
Joseph S. Compofelice        1996           185,000               -0-              -0-             24,000              32,762
Vice President and Chief     1995           185,000            277,500             -0-             30,000              39,042
Financial Officer (4)        1994           166,856            250,300             -0-            125,000               9,950
David B. Garten              1996           250,000               -0-              -0-             12,000              45,027
Vice President, Secretary    1995           225,000            337,500             -0-                -0-              43,871
and General Counsel          1994           175,008            262,500          266,250            45,000               9,889
Susan E. Alderton            1996           177,500               -0-              -0-              9,000              10,455
Vice President and           1995           112,500            122,600             -0-                -0-              14,350
Treasurer                    1994           112,500            107,600          266,250            45,000               7,406



(1) No payouts under any long-term incentive plans (as defined by applicable federal securities regulations) were made during 1996, 1995 or 1994, and no other annual compensation payments were made in 1996, 1995 or 1994. Therefore, columns for such compensation otherwise required by applicable federal securities regulations have been omitted.

(2) Amounts paid pursuant to the Variable Compensation Plan. See "Compensation Committees' Report on Executive Compensation" below.

(3) During 1996, 1995 and 1994, Mr. Martin also served as an executive officer of Tremont. In addition, Mr. Martin has served as an executive officer of TIMET since 1995. He also served as an executive officer of Baroid until Baroid was acquired by Dresser in January 1994. Mr. Martin is expected to continue to serve as an executive officer of NL, TIMET and Tremont in 1997 and to be compensated directly by NL for services to NL and by TIMET for services to TIMET and Tremont. Mr. Martin is expected to continue to devote approximately one-half of his working time to his duties as President and Chief Executive Officer of NL. See "Certain Relationships and Transactions."

(4) Mr. Compofelice commenced employment as an executive officer of NL and Tremont in February 1994, as an executive officer of Valhi in July 1994, and as an executive officer of TIMET in February 1996. He was compensated directly by NL and TIMET and/or Tremont for services to such companies in 1996, 1995 and 1994. NL was credited by Valhi for the portion of Mr. Compofelice's salary earned for services attributable to Valhi in 1996, 1995 and 1994 against the amount otherwise payable by NL to Valhi pursuant to the intercorporate services agreement between NL and Valhi. See "Certain Relationships and Transactions." Amounts paid in 1996, 1995 and 1994 by NL to Mr. Compofelice that were credited by Valhi are included in the table above. Mr. Compofelice is expected to continue to serve as an executive officer of NL, Valhi, TIMET and Tremont in 1997, and to be compensated directly by NL for services to NL and by TIMET for services to TIMET and Tremont. NL expects that Valhi will continue to credit NL under the above-referenced intercorporate services agreement for the portion of Mr. Compofelice's salary for services attributable to Valhi in 1997. Mr. Compofelice is expected to continue to devote approximately forty percent of his working time to his duties as Vice President and Chief Financial Officer of NL.


(5) In February 1994, pursuant to the terms of the Incentive Plan, the Management Development and Compensation Committee awarded to the following named executive officers the following number of shares of restricted Common Stock: Dr. Lawrence A. Wigdor, 60,000; David B. Garten, 30,000; and Susan E. Alderton, 30,000. Such shares of restricted Common Stock vested in three equal tranches of six, twelve and twenty-four months from the date of grant. All of such shares of Common Stock are vested without restriction.

(6)   For 1996  represents  (i)  $4,385,  $1,512,  $1,277  and $445 of term life insurance premiums paid by the Company for the benefit of Dr. Wigdor and Messrs. Compofelice and Garten and Ms. Alderton, respectively, and (ii) $85,000, $122,500, $31,250, $43,750 and $10,010 accrued by the Company in an unfunded account for the benefit of Mr. Martin, Dr. Wigdor and Messrs. Compofelice and Garten and Ms. Alderton, respectively, under the Supplemental Executive Retirement Plan for Executives and Officers of NL Industries, Inc. (the "SERP"). For 1995 represents: (i) a contribution by the Company of $6,930 to the account of Ms. Alderton and $9,000 to the account of each of the other named executive officer under the Savings Plan, (ii) $3,914, $1,512, $1,121 and $389 of term life insurance premiums paid by the Company for the benefit of Dr. Wigdor and Messrs. Compofelice and Garten and Ms. Alderton, respectively, and (iii) $85,000, $107,000, $28,530, $33,750 and $7,010 accrued by the Company in unfunded accounts for the benefit of Messrs. Martin, Wigdor, Compofelice and Garten and Ms. Alderton, respectively, under the SERP. For 1994 represents: (i) a contribution by the Company of $7,031 to the account of Ms. Alderton and $9,000 to the account of each of the other named executive officer under the Savings Plan, and (ii) $3,357, $950, $889 and $375 of term life insurance premiums paid by the Company for the benefit of Dr. Wigdor and Messrs. Compofelice and Garten and Ms. Alderton, respectively.

Stock Option Grants

      The following table provides information with respect to the individual grants to the executive officers named in the Summary Compensation Table set forth above under the Incentive Plan (as defined above) during fiscal year 1996.



                                       OPTION GRANTS IN LAST FISCAL YEAR
                                                                                       Potential Realizable Value
                                                                                       at Assumed Rates of Stock
                                            Percent of Total  Exercise or                     Appreciation for
                       Number of Securities Options Granted      Base                        Option Term (3)
        Name           Underlying Options   to Employees in    Price(2)     Expiration --------------------------
        ----             Granted (#)(1)     Fiscal Year       ($/Share)        Date
                       -------------------  ----------------  -----------   ----------   5% ($)       10% ($)
                                                                                         ------       -------
J. Landis Martin            15,000               20.70%         14.25        2/14/06     134,425      340,661
                            15,000                              15.75                    111,925      318,161
                            15,000                              17.25                     86,425      295,661
Lawrence A. Wigdor          12,000               16.56%         14.25        2/14/06     107,540      272,529
                            12,000                              15.75                     89,540      254,529
                            12.000                              17.25                     71,540      236,529
Joseph S. Compofelice        8,000               11.04%         14.25        2/14/06      71,693      181,686
                             8,000                              15.75                     59,693      169,686
                             8,000                              17.25                     47,693      157,686
David B. Garten              4,000                5.52%         14.25        2/14/06      35,846       90,843
                             4,000                              15.75                     29,846       84,843
                             4,000                              17.25                     23,846       78,843
Susan E. Alderton            3,000                4.14%         14.25        2/14/06      26,885       68,132
                             3,000                              15.75                     22,385       63,632
                             3,000                              17.25                     17,885       59,132



(1) Grants of options to purchase shares of Common Stock under the Incentive Plan vest over five years from February 14, 1996, the date of grant, at a rate of 40% on the second anniversary of the date of grant, and 20% on each of the next three succeeding anniversary dates. The options expire on the tenth anniversary date of the date of grant.

(2) Exercise price of $14.25 is equal to the mean of the high and low prices of the Common Stock on the New York Stock Exchange Composite Tape on the date of grant; exercise prices of $15.75 and $17.25 are equal to the foregoing mean price on the date of grant plus $1.50 and $3.00, respectively.

(3) Pursuant to the rules of the Commission, these amounts reflect the calculations at assumed 5% and 10% appreciation rates. Such calculations are not intended to forecast future appreciation, if any, and do not necessarily reflect the actual value, if any, that may be realized. The actual value of such options, if any, would be realized only upon the exercise of such options and depends upon the future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved. The potential realizable value was computed as the difference between the appreciated value (at the end of the ten-year term of the options) of the Common Stock into which the listed options are exercisable and the aggregate exercise price of such options. The appreciated value per share at the end of the ten-year term would be $23.21 and $36.96 at the assumed 5% and 10% rates, respectively.

Stock Option Exercises and Holdings

            The following table provides information with respect to the executive officers named in the Summary Compensation Table, as set forth above, concerning the exercise of options during the last fiscal year and the value of unexercised options held as of December 31, 1996. One such executive officer exercised options during 1996 as shown in the table below. No stock appreciation rights have been granted under the Incentive Plan.



                        AGGREGATED OPTION EXERCISES IN 1996 AND 12/31/96 OPTION VALUES

                                                              Number of Securities
                                                              Underlying Unexercised      Value of Unexercised In-the-
                        Shares Acquired                       Options at 12/31/96(#)      Money Options at 12/31/96
        Name            on Exercise (#)    Value Realized($)  #Exercisable/Unexercisable  ($) Exercisable/Unexercisable
        ----            ---------------    -----------------  --------------------------  -----------------------------

J. Landis Martin              -0-                -0-             758,288/224,000                 516,000/383,625
Lawrence A. Wigdor            -0-                -0-             333,999/142,001                 380,497/255,752
Joseph S. Compofelice         -0-                -0-             50,000/129,000                  106,250/159,375
David B. Garten               -0-                -0-             156,000/61,000                  174,186/123,000
Susan E. Alderton            1,351            3,755.64            85,382/58,000                  174,186/123,000



Pension Plan

      The Retirement Plan of NL Industries, Inc. for its U.S. employees (the "Pension Plan") provides lifetime retirement benefits to eligible employees. In February 1996, the Company approved the suspension of all future accruals under the salaried component of the Pension Plan effective as of March 31, 1996 (the "Suspension Date"). Salaried employees who were at least 21 years of age became eligible to participate in the Pension Plan if they completed at least five months of service (as defined in the Pension Plan) in a specified twelve-month period prior to the Suspension Date. Annually, prior to the Suspension Date, the Board established, in its discretion, the amount of an employee's annual pension benefit for the year based primarily on the employee's total eligible earnings for that year and the Company's financial performance in relationship to its annual operating plan for the previous year. To the extent that the minimum, target, or maximum level of operating income performance were achieved, the employee earned an annual benefit equal to 1%, 2% or 3%, respectively, of such employee's total base salary and bonus, up to the limits set forth in the Internal Revenue Code. See "Compensation Committees' Report on Executive Compensation - Variable Compensation Plan" below. Such pension benefits are payable upon retirement and attainment of ages specified in the Pension Plan. The Pension Plan covers each executive officer named in the Summary Compensation Table set forth above. No amounts were paid or distributed to any of the named executive officers in 1996. The estimated accrued annual benefits payable upon retirement at normal retirement age for Messrs. Martin, Wigdor, Compofelice, and Garten and Ms. Alderton are $50,239, $29,438, $9,293, $26,405 and $32,145,
respectively.

Employment Agreements

      Mr. Martin has entered into an executive severance agreement with the Company which provides that he may be terminated at any time by action of the Board of Directors. The Company and Mr. Martin have amended the executive severance agreement originally entered into in December 1991 to provide that the following payments shall be made to Mr. Martin in the event Mr. Martin is terminated by the Company without cause (as defined in the agreement) or Mr. Martin terminates his employment with the Company for good reason (as defined in the agreement): (i) two times Mr. Martin's annual base salary plus target bonus (which shall not be less than the amount of his annual salary); (ii) accrued salary and bonus through the date of termination; and certain other benefits. The amended agreement provides that it shall be in effect through December 31, 2000.

      In connection with the commencement of Mr. Compofelice's employment with the Company in February 1994, the MDC Committee (as defined below) approved the terms of an executive severance agreement with Mr. Compofelice which have since been incorporated into an executive severance agreement which provides that Mr. Compofelice may be terminated at any time by action of the Board of Directors. The executive severance agreement also provides that the following payments shall be made to Mr. Compofelice in the event Mr. Compofelice is terminated by the Company without cause (as defined in the agreement) or Mr. Compofelice terminates his employment with the Company for good reason (as defined in the agreement): (i) the greater of two times Mr. Compofelice's annual base salary plus target bonus (which shall not be less than the amount of his annual salary) or Mr. Compofelice's actual salary and bonus for the two years prior to termination; (ii) accrued salary and bonus through the date of termination;
(iii) an amount in cash or Common Stock equal to the fair market value of outstanding stock options granted to Mr. Compofelice in excess of the exercise price and unvested restricted stock grants; (iv) an amount equal to unvested Company contributions together with an amount equal to the Company's matching contributions to Mr. Compofelice's account under the Savings Plan for a period of two years; (v) an amount equal to the vested and unvested portions of Mr. Compofelice's account under the SERP; and certain other benefits. This agreement is automatically extended for a one-year term commencing each January 1, unless the Company and Mr. Compofelice agree otherwise in writing.

      In March 1995, the MDC Committee approved the terms of an executive severance agreement with Dr. Wigdor on terms substantially similar to those in the agreement between the Company and Mr. Compofelice described above. The severance agreement replaces Dr. Wigdor's employment agreement with the Company that expired. Dr. Wigdor and the Company have since entered into an executive severance agreement that incorporates the foregoing terms.

Compensation Committee Interlocks and Insider Participation

      Mr. Martin, the Company's President and Chief Executive Officer, and Ms. Alderton, the Company's Vice President and Treasurer, served as members of the compensation committee of TIMET during a portion of 1996 prior to TIMET's June 1996 initial public offering. Two of TIMET's executive officers, Messrs. Martin and Compofelice, served as directors of the Company during 1996. Mr. Martin served during 1996 as a director and executive officer of TIMET and Tremont, and he expects to continue to serve as an executive officer and director of TIMET and Tremont in 1997. See "Certain Relationships and Transactions."

            COMPENSATION COMMITTEES' REPORT ON EXECUTIVE COMPENSATION

      The Company's Management Development and Compensation Committee (the "MDC Committee") consists of, and the Stock-Based Compensation Committee ("SBC Committee" and collectively with the MDC Committee, the "Committees") during its existence consisted of, individuals who are neither officers nor employees of the Company or its subsidiaries and who are not eligible to participate in any of the employee benefit plans administered by such committees.

      The MDC Committee reviews and recommends executive officer compensation policies and practices. The MDC Committee was responsible for reviewing and approving all compensation actions during 1996, excluding stock-based compensation, involving the Company's executive officers. However, any action in connection with the Chief Executive Officer's (the "CEO") base salary is reviewed and approved by the Board after recommendation by the MDC Committee. In February 1996, the Board established the SBC Committee for the purpose of reviewing and approving all actions involving the grant of stock options, stock appreciation rights, and restricted stock awards under the Incentive Plan. The SBC Committee was responsible for reviewing and approving all stock-based compensation actions during 1996. See "Meetings and Committees."

      The Company's compensation system with respect to its executive officers, including the CEO, consists of three primary components: base salary, annual variable compensation pursuant to the Variable Compensation Plan, and the grant of stock options, restricted stock and/or stock appreciation rights pursuant to the Incentive Plan. Through the use of the foregoing, the Committees seek to achieve a balanced compensation package that will attract and retain high quality key executives, appropriately reflect each such executive officer's individual performance, contributions, and general market value, and provide further incentives to such officers to maximize annual operating performance and long-term shareholder value.

Base Salaries

      The MDC Committee reviews any recommendations of the CEO regarding changes in base salaries for executive officers. Such recommendations are made after the CEO's consultation with the Chairman of the Board. Reviews regarding changes in the base salaries of executive officers occur no more frequently than annually. When recommendations regarding changes in base salary levels are made by the CEO, the MDC Committee may take such actions, including any modifications, as it deems appropriate. The CEO's recommendations and the MDC Committee's actions in 1996 were based primarily on a subjective evaluation of past and potential future individual performance and contributions and alternative opportunities that might be available to the executives in question. The Committee also had available to it compensation data from companies employing executives in positions similar to those whose salaries were being reviewed as well as market conditions for executives in general with similar skills, background and performance levels, both inside and outside of the chemicals industry (such companies may include companies contained in the peer group index plotted on the Performance Graph following this report), and other companies with similar financial and business characteristics as the Company, or where the executive in question has similar responsibilities. In 1996, the MDC Committee approved a base annual salary increase for Ms. Alderton from $150,000 to $170,000 (on an annualized basis), for Mr. Garten from $225,000 to $250,000, and for Mr. Newkirk from $150,000 to $170,000 based on the considerations described in this paragraph. No action was taken with respect to the base salaries of any of the other executive officers of the Company, including the CEO.

Variable Compensation Plan

      Awards under the Variable Compensation Plan constitute a significant portion of an executive's potential annual cash compensation (between 0% and 150% of base salary for the CEO and the executive officers). Awards are based primarily on the applicable business segment achieving annual predetermined operating income goals and secondarily, with respect to certain of the executive
officers,   on   individual   performance.   The  Company's   management
makes recommendations to the Board regarding the operating income plan for the year after reviewing market conditions and the Company's operations, competitive position, marketing opportunities, and strategies for maximizing financial performance. The Board approves this recommendation with any modifications it deems appropriate. Based on the business plan for the year, the MDC Committee sets the Company's and its business segments' operating income goals at three levels which are designed to help focus the Company's executives on achieving superior annual operating results in light of existing conditions: a threshold level, which is the minimum operating income level for any award to be made under the Variable Compensation Plan (the "Minimum Level"), a target level (the "Target Level"), and a maximum level (the "Maximum Level"). The Variable Compensation Plan, in combination with base salary, is designed to result in executive officers and other eligible participants receiving annual cash compensation below competitive compensation levels if the Minimum Level is not achieved.

      Pursuant to the Variable Compensation Plan, if operating income is below the Minimum Level, no variable compensation is paid. If the Minimum Level is met, executive officers are eligible to receive variable compensation payments that in 1996 ranged between 14% and 60% of base salary, depending on the executive. If the Target Level is reached, the range of variable compensation payments is higher, and in 1996 ranged between 22% and 100% of base salary, depending on the executive. If the Maximum Level is reached or exceeded, executives are eligible to receive the highest variable compensation payments, and in 1996 the range of payments for which executive were eligible was between 35% and 150% of base salary, depending on the executive. In view of the achievement of operating income during 1995 above the Maximum Level, in 1996 the MDC Committee approved Maximum Level payments under the Variable Compensation Plan to the executive officers, including the CEO. Such awards to the CEO and the four other highest paid executive officers under the Variable Compensation Plan are reported in the bonus column in the Summary Compensation Table set forth above.

      Apart from the Variable Compensation Plan, the MDC Committee may award other bonuses as the MDC Committee deems appropriate from time to time under its general authority or under a separate discretionary plan. In addition, target levels for operating income performance were utilized by the MDC Committee and the Board, as applicable, for determining the contributions by the Company to the accounts of eligible participants, including the CEO and the executive officers, under the Savings Plan, the Pension Plan, and the SERP. See "Pension Plan" above.

Stock-Based Compensation

      The Incentive Plan further supports the goal of maximizing long-term shareholder value by providing for stock-based compensation, the value of which is directly related to increases in shareholder value. Stock option grants, in particular, are considered a significant element of the Company's total compensation package for the CEO and the other executive officers of the Company. The Committees believe that compensation linked to stock price performance helps focus the executives' attention on management of the Company from the shareholders' perspective.

      Option grants are intended to provide incentives to increase shareholder value in the future and to reward past performance by the executive. In 1996, the SBC Committee reviewed recommendations by the CEO regarding option grants to executive officers other than the CEO. Options were granted to executive officers, including the CEO, in the SBC Committee's discretion based on a subjective evaluation regarding each executive's performance and responsibilities. In 1996, the SBC Committee included in its determination regarding the number of options to be granted to each executive officer, including the CEO, the amount and terms of options already held by such officers. Grants made in 1996 are reported in the Option Grants in Last Fiscal Year Table set forth above.

      To help assure a focus on long-term creation of shareholder value, the SBC Committee granted ten year options, which vest 40%, 60%, 80% and 100% on the second, third, fourth and fifth anniversary dates of the date of grant, respectively. In 1996 the SBC Committee granted options in three exercise price tranches. One-third of such options granted in 1996 are exercisable at the fair market value of the Common Stock on the date of grant. The remaining two-thirds of the options are exercisable at levels that are above the market price on the date of grant. See the Summary Compensation Table above. Although permitted under the Incentive Plan, the SBC Committee in 1996 did not make or recommend any grants of restricted stock, stock appreciation rights or other equity-based awards.

      To encourage growth in shareholder value, the MDC Committee believes that executives who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in its ongoing success. In 1993, the MDC Committee established the following voluntary goals for minimum Common Stock ownership for executive officers to encourage executives to build their Common Stock ownership. Executives are encouraged to achieve these ownership goals over the next two years. The table also shows the year-end market value of the actual share ownership (excluding unexercised options) as a multiple of 1996 base salary.


                                               Year-End Market Value of Share
                                          Ownership as a Multiple of Base Salary
                                          --------------------------------------

                                                        Actual           Goal
                                                        ------           ----

President and Chief Executive Officer                    2.2X             4X
Executive Vice President                                 1.4X             3X
Vice Presidents: Chief Financial Officer                 2.1X             3X
                 Controller                              2.9X             2X
                 General Counsel                         1.9X             2X
                 Treasurer                               2.5X             2X


Tax Code Limitation on Executive Compensation Deductions

             In 1993,  Congress amended the Internal Revenue Code to impose a $1 million deduction limit on compensation paid to the CEO and the four other most highly compensated executive officers of public companies, subject to certain transition rules and exceptions for compensation received pursuant to non-discretionary performance-based plans approved by such company's shareholders. In 1996, the Board and the Company's shareholders approved amendments to the Company's Variable Compensation Plan and Incentive Plan which permit compensation paid or awards or grants made to executives pursuant to such plans to continue to qualify for deductibility by the Company.

             The foregoing report on executive compensation has been furnished by the Company's MDC Committee and SBC Committee of the Board of Directors.

                        Mr. Kenneth R. Peak (Chairman)
                        General Thomas P. Stafford1
                        Admiral Elmo R. Zumwalt, Jr.







1 Member of the SBC Committee only.

                                PERFORMANCE GRAPH

             Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S & P Composite 500 Stock Index and the S & P Chemicals Index for the period commencing December 31, 1991 and ending December 31, 1996. The graph shows the value at December 31 of each year assuming an original investment of $100 and reinvestment of dividends and other distributions to shareholders.


[GRAPHIC OMITTED - GRAPH DESCRIPTION] a line graph plotting the points shown in the chart below which compares the yearly percentage change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S & P Composite 500 Stock Index and S & P Chemical Index for the period commencing December 31, 1991 and ending December 31, 1996.



                         1991       1992        1993       1994       1995       1996
                         ----       ----        ----       ----       ----       ----

NL Industries, Inc.      $100        $48        $47        $132       $127       $117
S & P 500                $100       $108        $119       $120       $165       $203
S & P Chemicals Index    $100       $109        $122       $141       $184       $243

                      CERTAIN RELATIONSHIPS AND TRANSACTIONS


Relationships with Related Parties

      As set forth under the caption "Security Ownership," Harold C. Simmons, through Valhi and Tremont, may be deemed to control NL. The Company and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held equity interest in another related party. The Company from time to time considers, reviews and evaluates, and understands that Contran, Valhi and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, including, without limitation restrictions under certain indentures and other agreements of the Company, it is possible that the Company might be a party to one or more such transactions in the future. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

      Harold C. Simmons and Glenn R. Simmons, each a director of NL, are also directors of Valhi. Each of the foregoing persons and Mr. Martin and Ms. Alderton are directors of Tremont. Mr. Martin, the Company's President and Chief Executive Officer, and Mr. Compofelice, the Company's Vice President and Chief Financial Officer, served as executive officers of Tremont and TIMET and as directors of Tremont (in the case of Mr. Martin) and TIMET during 1996. In addition, Mr. Compofelice has served as an executive officer of Valhi since 1994 and Mr. Garten has served since 1990 as assistant secretary of Tremont. Mr. Martin expects to continue to serve in 1997 as an executive officer of TIMET and Tremont and Mr. Compofelice expects to continue to serve in 1997 as an executive officer of TIMET, Valhi and Tremont. Such management interrelationships and the existing intercorporate relationships may lead to possible conflicts of interest. These possible conflicts may arise from the duties of loyalty owed by persons acting as corporate fiduciaries of two or more companies under circumstances where such companies may have adverse interests. Mr. Compofelice devotes approximately forty percent of his working time to NL and the remainder of his working time to Valhi, TIMET and Tremont. Mr. Martin devotes approximately one-half of his working time to NL and the remainder of his working time to TIMET and Tremont. See "Certain Contractual Relationships and Transactions" below.

      Although no specific procedures are in place that govern the treatment of transactions among the Company, Valhi, TIMET, Tremont and related entities, the boards of directors of the Company, Valhi, TIMET and Tremont include one or more members who are not officers or directors of any other entity that may be deemed to be related to the Company. Additionally, under applicable principles of law, in the absence of shareholder ratification or approval by directors of the Company who may be deemed disinterested, transactions involving contracts among the Company and any other companies under common control with the Company must be fair to all companies involved. Furthermore, each director and officer of the Company owes fiduciary duties of good faith and fair dealing with respect to all shareholders of the company or companies for which they serve.

Certain Contractual Relationships and Transactions

      Intercorporate Services Agreements. The Company and Contran are parties to an intercorporate services agreement (the "Contran ISA") whereby Contran makes available to the Company the services of Harold C. Simmons to consult with the Company and assist in the development and implementation of the Company's strategic plans and objectives. The services do not include major corporate acquisitions, divestitures and other special projects outside the scope of the Company's business as it has been conducted in the past. NL paid Contran approximately $400,000 in 1996 for services pursuant to the Contran ISA and expects to pay approximately the same amount in 1997 for such services. The Contran ISA is subject to termination or renewal by mutual agreement and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. The Company will continue to pay directors' fees and expenses separately to Harold C. Simmons. See "Compensation of Directors and Executive Officers and Other Information" above.

      The Company and Valhi are parties to an intercorporate services agreement (the "Valhi ISA") whereby Valhi renders certain management, financial and administrative services to the Company and the Company makes the services of Joseph S. Compofelice and the Company's internal audit personnel available to Valhi. In addition in 1996, NL provided to Valhi certain insurance and risk management services. Mr. Compofelice serves as an executive officer of Valhi. The Company expects to receive total net fees of approximately $30,000 from Valhi for services provided during 1996 after receiving credit for the amount owed by Valhi to NL for the portion of Mr. Compofelice's salary earned in 1995 and 1996 for services attributable to Valhi and for certain internal audit services provided to Valhi in 1995. NL expects to receive a higher net amount for services in 1997. The Valhi ISA is subject to termination or renewal by mutual agreement and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end.

      The Company and Tremont are parties to an intercorporate services agreement (the "Tremont ISA") whereby the Company makes available to Tremont and TIMET certain services with respect to Tremont's and TIMET's insurance, risk management, real property, internal audit and executive secretarial needs. Tremont paid fees of approximately $161,000 to the Company for services pursuant to the Tremont ISA during 1996. In addition in 1996, the Company provided to Tremont and TIMET certain tax services totaling approximately $100,000 for which the Company expects to be reimbursed in 1997. The Tremont ISA is subject to termination or renewal by mutual agreement for succeeding one-year terms commencing January 1, 1996 and may be terminated at anytime by either party pursuant to 90 day prior written notice to the other party. NL expects to receive approximately $100,000 for services to be provided to Tremont in 1997. The Company expects to enter into a separate intercorporate services agreement with TIMET in 1997, and to receive approximately $350,000 for services to be provided to TIMET in 1997.

      Tremont Registration Rights Agreement. In connection with the December 1991 purchase by Tremont of 7.8 million shares of Common Stock from Valhi, the Company entered into a Registration Rights Agreement pursuant to which Tremont received certain registration rights with respect to the purchased shares. Unless all registration rights are exercised earlier, such agreement expires in December 2001.

      Valhi Stock Options. Certain employees of the Company hold options to purchase Valhi Common Stock under the terms of Valhi's stock option plan. At
December 31, 1996, Messrs. Martin, Compofelice and Newkirk and one other employee held options to purchase 300,000, 50,000, 20,000 and 45,000 shares, respectively, of Valhi Common Stock at exercise prices ranging from $4.76 to $14.66 per share. With respect to all such employees except Mr. Compofelice, the Company has agreed to pay Valhi the aggregate difference between the option price and the market value of Valhi's Common Stock on the exercise date if such options are exercised.

      Insurance Sharing Agreement. An indirect insurance subsidiary of Tremont has assumed the obligations of the issuer of certain reinsurance contracts that relate to primary insurance policies issued by a third-party insurance company in favor of Tremont and the Company. The Company and the Tremont insurance subsidiary are parties to an insurance sharing agreement with respect to such reinsurance contracts (the "Insurance Sharing Agreement"). Under the terms of the Insurance Sharing Agreement, the Company will reimburse the Tremont insurance subsidiary with respect to certain loss payments and reserves established by such Tremont subsidiary that (a) arise out of claims against the Company and its subsidiaries (the "NL Liabilities"), and (b) are subject to payment by such Tremont subsidiary under its reinsurance contracts with the third-party insurance company. Also pursuant to the Insurance Sharing Agreement, the Tremont insurance subsidiary is to credit the Company with respect to certain underwriting profits or recoveries that such Tremont subsidiary receives from independent reinsurers that relate to the NL Liabilities. As of December 31, 1996, the Company had current accounts payable to such Tremont subsidiary of approximately $3.6 million with respect to such Agreement.


                                CERTAIN LITIGATION

      In September 1996, a purported shareholder derivative suit was filed in the Chancery Division of the New Jersey Superior Court, Bergen County (Seinfeld
v. Simmons et al., Civ. Action No. C-336-96) challenging the Company's 1991 purchase of approximately 10.9 million shares of Common Stock from Valhi, Inc. in connection with a "Dutch auction" tender offer to all shareholders. The complaint names as defendants the Company, Valhi, and the seven persons who served on the Company's Board of Directors in 1991. The complaint alleges, among other things, that the Company's purchase of shares in the Dutch auction was an unfair and wasteful expenditure of the Company's funds that constituted a breach of the defendants' fiduciary duties to the Company's shareholders. The complaint seeks, among other things, rescission of the purchase from Valhi pursuant to the Dutch auction and plaintiff has stated that damages sought are $149 million. The Company and the other defendants have answered the complaint and have denied all allegations of wrongdoing. The Company believes, and understands that each of the other defendants believe, that the complaint is without merit. The Company intends, and believes that each of the other defendants intend, to defend the action vigorously. Trial is scheduled to begin in November 1997.

      In November 1991, a purported derivative complaint was filed in the Court of Chancery of the State of Delaware, New Castle County (Kahn v. Tremont Corporation, et al., No. 12339), in connection with Tremont's purchase of 7.8 million shares of NL's outstanding Common Stock from Valhi in 1991. The complaint named as defendants Valhi and all the members of the Board of Directors of Tremont, including Messrs. Martin, Glenn Simmons and Harold Simmons and Ms. Alderton, and alleged that Tremont's purchase of the Company shares constituted a waste of Tremont's assets and a breach of fiduciary duties by Tremont's Board. A trial in this matter was held in June 1995. In March 1996, the Court issued its opinion ruling in favor of the defendants, concluding that the purchase of the interest in NL was entirely fair to Tremont. Plaintiff has appealed the decision to the Delaware Supreme Court which has not yet ruled on the matter.


                              INDEPENDENT ACCOUNTANTS

      The firm of Coopers & Lybrand L.L.P. served as independent auditors of the Company for the year ended December 31, 1996, and is expected to be considered for appointment to serve for the year ended December 31, 1997. Representatives of Coopers & Lybrand L.L.P. are not expected to attend the Annual Meeting.


                   SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

      In order to be included in the Company's 1998 proxy statement and form of proxy, shareholder proposals for the 1998 annual meeting of shareholders must be received at the principal executive offices of the Company, 16825 Northchase
Drive, Suite 1200, Houston, Texas 77060, Attention: Mr. David B. Garten, Secretary, not later than December 15, 1997. All such proposals shall be treated in accordance with applicable rules administered by the Commission.

                          1996 ANNUAL REPORT ON FORM 10-K

      A copy of the Company's 1996 Annual Report on Form 10-K, as filed with the Commission, is included as part of the Annual Report to Shareholders mailed to the shareholders with this Proxy Statement. An additional copy of such Form 10-K may be obtained without charge by writing: Investor Relations Department, NL Industries, Inc., 16825 Northchase Drive, Suite 1200, Houston, Texas 77060.


                                   OTHER MATTERS

      The Board does not know of any business except as described above which may be presented for consideration at the Annual Meeting. If any business not described in this Proxy Statement should properly come before the Annual Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on those matters in accordance with their best judgment.


                                           NL INDUSTRIES, INC.

Houston, Texas
March 31, 1997

                                         APPENDIX A

                                      NL INDUSTRIES, INC.

                              16825 NORTHCHASE DRIVE, SUITE 1200
                                     HOUSTON, TEXAS 77060

             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 7, 1997

The undersigned hereby appoints David B. Garten, Lourdes T. Hernandez and Dennis
G. Newkirk and each of them, the proxy and attorney-in-fact for the undersigned, with full power of substitution in each, to represent the undersigned and to vote on behalf of the undersigned at the Annual Meeting of Shareholders of NL Industries, Inc. to be held on May 7, 1997, and at any adjournment or postponement of such meeting (the "Annual Meeting"), all shares of Common Stock of NL Industries, Inc. standing in the name of the undersigned or which the undersigned may be entitled to vote on the matters described on the reverse side.

THIS PROXY IS SOLICITED  ON BEHALF OF THE BOARD OF  DIRECTORS OF NL  INDUSTRIES,
INC.

You are encouraged to specify your voting choices by marking the appropriate boxes on the reverse side of this card but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The above-named proxies cannot vote your shares unless you sign, date and promptly return this card. Please use the enclosed return envelope. This proxy may be revoked by a proxy accepted at a later date or otherwise as set forth in the NL Proxy Statement which accompanied this proxy card.


                                                                    SEE REVERSE
                                                                        SIDE

/X/     Please mark you votes as in this example

This proxy, if properly executed, will be voted as specified below by the shareholder, if no direction is given, this proxy will be voted "FOR" all nominees for Director listed below.

The Board of Directors recommends a vote "FOR" all nominees for Director listed below.

1.  Election of Directors.

    For      Withheld    Election of Directors.
    / /      / /           Nominees: Joseph S. Compofelice, J. Landis Martin
                           Kenneth R. Peak, Glenn R. Simmons, Harold C. Simmons,
                           Lawrence A. Wigdor, and Admiral Elmo R. Zumwalt



Withhold authority to vote for the following individual nominees:

---------------------------------------------------


2. In their discretion, proxies are authorized to vote upon other such business as may properly come before the Annual Meeting and any postponement thereof.


        Please sign exactly as shareholder's name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign full corporate or partnership name and sign authorized person's name and title.

        The undersigned shareholder hereby revokes all proxies heretofore given by the undersigned to vote at the Annual Meeting or any adjournments or postponements thereof.


                                     ------------------------------------------

                                     ------------------------------------------
                                     SIGNATURE(S)                        DATE